                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                          NATIONAL DATA CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            NATIONAL DATA CORPORATION

[LOGO]
                               NATIONAL DATA PLAZA
                           ATLANTA, GEORGIA 30329-2010

TO THE STOCKHOLDERS:

         The Annual Meeting of Stockholders (the "Annual Meeting") of National Data Corporation, a Delaware corporation (the "Company"), will be held at the Company's offices at National Data Plaza, Atlanta, Georgia, on October 23, 1997, at 11:00 A.M., Atlanta time, for the following purposes:


         1. To elect two directors in Class II to serve until the annual meeting of stockholders in 2000, or until their successors are duly elected and qualified;

         2.       To adopt the Company's 1997 Stock Option Plan; and

         3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         Only stockholders of record at the close of business on August 26, 1997 are entitled to notice of, and to vote at, the Annual Meeting. The transfer books will not be closed. A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection by stockholders at the offices of the Company during the ten days prior to the Annual Meeting.

                                    By Order of the Board of Directors





                                    E. MICHAEL INGRAM, Secretary

Dated: August 29, 1997

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING IN PERSON, PLEASE VOTE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                            NATIONAL DATA CORPORATION
                               NATIONAL DATA PLAZA
                           ATLANTA, GEORGIA 30329-2010

                                                                 August 29, 1997

                                 PROXY STATEMENT
                                FOR COMMON STOCK
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 23, 1997


                                  INTRODUCTION


         This Proxy Statement is furnished to holders of the $.125 par value per share Common Stock ("Common Stock") of National Data Corporation, a Delaware corporation (the "Company" or "NDC"), in connection with the solicitation of proxies by the Company's Board of Directors from holders of the outstanding shares of Common Stock for use at the Annual Meeting of Stockholders to be held at 11:00 A.M. local time at the Company's offices at National Data Plaza, Atlanta, Georgia, on Thursday, October 23, 1997, and at any adjournments thereof (the "Annual Meeting").

         The Annual Meeting will be held for the following purposes: (1) to elect two directors in Class II to serve until the 2000 Annual Meeting of Stockholders and until their successors are elected and qualified; (2) to adopt the Company's 1997 Stock Option Plan; and (3) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         The Company's mailing address and the location of its principal offices are National Data Plaza, Atlanta, Georgia 30329-2010. This Proxy Statement and the accompanying Proxy are first being mailed to stockholders of the Company on or about August 29, 1997.

STOCKHOLDERS ENTITLED TO VOTE

         Only stockholders of record of the Company at the close of business on August 26, 1997 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 26,630,733 shares of the Common Stock issued and outstanding held by approximately 3,501 stockholders of record. The Company's stock transfer books will not be closed and shares may be transferred subsequent to the Record Date. However, all votes must be cast in the names of stockholders of record on the Record Date. Pursuant to the Certificate of the Company, holders of Common Stock are entitled to one vote per share.

QUORUM AND VOTING REQUIREMENTS

         The holders of Common Stock are entitled to one vote per share of Common Stock. Pursuant to the Company's Bylaws, the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum. For the purpose of determining the presence of a quorum, abstentions and broker nonvotes will be counted as present.

         Proposal 1, the election of two directors in Class II, will require the affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting at which a quorum is present. With respect to Proposal 1, stockholders may (i) vote "for" the nominees, (ii) "withhold authority" to vote for the nominees or (iii) withhold authority to vote for any individual nominee but vote for the remaining nominee. Because Proposal 1 will require the affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting at which a quorum is present, an abstention will have the same effect as a vote to "withhold authority," while a broker nonvote (which occurs when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) will have no effect on the outcome of the election of directors.

         Proposal 2, the approval of the 1997 Stock Option Plan, will require the affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting at which a quorum is present. With respect to Proposal 2, stockholders may (i) vote "for," (ii) vote "against," or (iii) "abstain" from voting on the 1997 Stock Option Plan. Because Proposal 2 will require the affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting at which a quorum is present, an abstention will have the same effect as a vote "against," while a broker nonvote will have no effect on the outcome of the approval of the 1997 Stock Option Plan.

PROXIES

         If the enclosed Proxy is executed, returned in time and not revoked, the shares represented thereby will be voted in accordance with the instructions indicated in such Proxy. IF NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED FOR (1) THE ELECTION OF ALL DIRECTOR NOMINEES; (2) THE APPROVAL OF THE COMPANY'S 1997 STOCK OPTION PLAN; AND (3) IN THE BEST JUDGMENT OF THE HOLDERS OF SUCH PROXIES AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

         A stockholder who has given a Proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed Proxy bearing a later date, or (iii) appearing at the Annual Meeting and voting in person. All written notices of revocation of Proxies should be addressed as follows: National Data Corporation, National Data Plaza, Atlanta, Georgia 30329-2010, Attention: E. Michael Ingram, Secretary.

                            1. ELECTION OF DIRECTORS

         The Board of Directors of the Company currently consists of six members and is divided into three classes, with the term of office of each class ending in successive years. The terms of directors of Class II expire with this Annual Meeting. The terms of office of directors in Class I and Class III expire at the 1999 and 1998 annual meetings of stockholders, respectively. The stockholders are being asked to vote on the election to Class II of Edward L. Barlow and Neil Williams.

         Each Class II director will be elected to hold office until the 2000 Annual Meeting of Stockholders and thereafter until a successor has been duly elected and qualified. The persons named in the enclosed proxy intend to vote the shares represented thereby in favor of the election to the Board of the Class II nominees whose names appear below, unless authority to vote for the nominees is withheld or such proxy has previously been revoked. It is anticipated that management stockholders of the Company will grant authority to vote for the election of the nominees. In the event that the nominees are unable to serve (which is not anticipated), the persons designated as proxies will cast votes for such other persons as they may select.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES FOR ELECTION AS DIRECTORS. IF A CHOICE IS SPECIFIED ON THE PROXY BY THE STOCKHOLDER, THE SHARES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED "FOR" THE NOMINEES. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED AND ENTITLED TO VOTE AT THE ANNUAL MEETING AT WHICH A QUORUM IS PRESENT IS REQUIRED FOR THE ELECTION OF THE NOMINEES.

CERTAIN INFORMATION CONCERNING NOMINEES AND DIRECTORS

         The following table sets forth the names of the nominees and the directors continuing in office, their ages, the month and year in which they first became directors of the Company, their positions with the Company, their principal occupations and employers for at least the past five years, and any other directorships held by them in companies that are subject to the reporting requirements of the Securities Exchange Act of 1934 or any company registered as an investment company under the Investment Company Act of 1940. For information concerning membership on committees of the Board, see "Other Information About the Board and its Committees" below.

                              NOMINEES FOR DIRECTOR

                           MONTH AND                 POSITIONS WITH THE COMPANY, PRINCIPAL
                           YEAR FIRST                OCCUPATIONS DURING AT LEAST THE PAST FIVE
NAME AND AGE               BECAME A DIRECTOR         YEARS, AND OTHER DIRECTORSHIPS
------------               -----------------         -----------------------------------------
                                                   CLASS II
                                       TERM EXPIRING ANNUAL MEETING 2000
Edward L. Barlow           January 1969               Director of the Company
     (62)                                             General Partner, Whitcom  Partners (an investment
                                                      partnership), New York.

Neil Williams              April 1977                 Director of the Company
     (61)                                             Partner (Managing Partner from 1989-1996), Alston &
                                                      Bird LLP (Attorneys and Counsel for the Company), Atlanta;
                                                      Director of Printpack, Inc. and The Duke Endowment.

                        MEMBERS OF THE BOARD OF DIRECTORS
                              CONTINUING IN OFFICE

                           MONTH AND                  POSITIONS WITH THE COMPANY, PRINCIPAL
                           YEAR FIRST                 OCCUPATIONS DURING AT LEAST THE PAST
NAME AND AGE               BECAME A DIRECTOR          FIVE YEARS, AND OTHER DIRECTORSHIPS
------------               -----------------          -----------------------------------
                                                    CLASS I
                                       TERM EXPIRING ANNUAL MEETING 1999

Robert A. Yellowlees       April 1985                 Chairman of the Board (since June 1992), and President,
     (58)                                             Chief Executive Officer and Chief Operating Officer
                                                      (since May 1992) and Director of the Company
                                                      Director of John H. Harland Co. and Protective Life
                                                      Corporation.

James B. Edwards           January 1989               Director of the Company
     (70)                                             President, The Medical University of South Carolina
                                                      (since November 1982); Director of The Harry Frank
                                                      Guggenheim Foundation, Phillips Petroleum Company,
                                                      IMO Industries, Inc., Waste Management, Inc., Norfolk-
                                                      Southern Corporation Advisory Board, GS Industries, Inc.
                                                      and the Gaylord and Dorothy Donnelley Foundation.

                                          CLASS III
                               TERM EXPIRING ANNUAL MEETING 1998

Don W. Sands              September 1989              Director of the Company
     (71)                                             Member of the Board of Directors, Georgia World
                                                      Congress Center, Atlanta (1985-1997); Chief Executive
                                                      Officer Emeritus of Gold Kist, Inc. (a diversified
                                                      agricultural cooperative association), Atlanta (since
                                                      November 1991); President, Chief Executive Officer, and
                                                      Chairman of the Management Executive Committee of
                                                      Gold Kist, Inc. (1988-1991); Director of Golden Poultry
                                                      Company, Inc.

J. Veronica Biggins       October 1995                Director of the Company
     (50)                                             Partner, Heidrick & Struggles (since 1995); Assistant to
                                                      the President of the United States (1994-1995); Executive
                                                      Vice President, NationsBank of Georgia (1973-1994);
                                                      Director, of Kaiser Foundation Health Plan of Georgia,
                                                      Inc., Avnet, Inc., Cameron Ashley, Inc. and Morrison
                                                      Fresh Cooking, Inc.


OTHER INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

Meetings and Compensation. During the fiscal year ended May 31, 1997, the Company's Board of Directors held 12 meetings. All directors, except Dr. Edwards, attended 75% or more of the combined total of the Board of Directors meetings and meetings of the committees on which they served. During the last fiscal year, the Company's policy regarding the compensation of directors was to pay directors who are not also employees of the Company an annual retainer of $24,000, part of which may be paid under the terms of the 1995 Non-Employee Director Compensation Plan described below, plus $1,000 per meeting attended. Each member of the Audit and Compensation Committees received $1,000 per Audit or Compensation Committee meeting attended in addition to his other compensation as a director.

        The Company maintains the 1995 Non-Employee Director Compensation
Plan (the "1995 Director Plan"), which entitles each of the Company's non-employee directors to receive on June 1 of each year, in lieu of 50% of the annual cash retainer described above, that number of shares of Common
Stock, rounded up to the next whole share, with a fair market value equal to 50% of such annual retainer. Fair market value is defined in the 1995 Director Plan to be the closing sales price of the Common Stock on the New York Stock Exchange on June 1 of each year, or the first trading day thereafter. For purposes of the 1995 Director Plan, the annual retainer of non-employee directors is defined to exclude any fees paid for attending meetings of the Board of Directors or committees thereof, and also excludes reimbursement for travel or other out-of-pocket expenses. As of June 1, 1997, each of Messrs. Barlow, Edwards, Sands and Williams and Ms. Biggins was issued 274 shares of Common Stock based on the fair market value of the Common Stock on that date of $43.875 per share and the current annual retainer for the non-employee directors of $24,000.

        Non-employee directors who were initially elected to the Board of Directors prior to January 1, 1995, are also eligible for certain retirement benefits. Each such non-employee director with five or more years of service to the Company as a director is entitled to receive a retirement benefit on the later of (a) the first day of the month on or after his seventieth birthday, or
(b) his retirement date. The retirement benefit will generally continue annually thereafter for the lesser of (i) the number of years equal to the number of years the individual served as a director or (ii) ten years. In the case of non-employee directors with greater than ten years service as a director on the effective date of the retirement plan (December 18, 1991), however, the retirement benefit will continue for fifteen years. Retirement benefits may be paid to a retired director prior to his attaining age 70 if the retired director is at least age 60, with not less than ten years of service as a director. The retirement benefit will be calculated from a base amount equal to the annual retainer for non-employee directors in effect on the date of a director's retirement. The retired director would receive as the retirement benefit 50% of the base amount plus 10% for each year of service up to 100% of the base amount for ten years' service. As of August 1, 1997, Messrs. Sands, Edwards, Barlow, and Williams had 8, 8-8/12, 28-8/12, and 20-5/12 years of service as directors for purposes of the retirement plan. In the event of a change in control of the Company, each eligible non-employee director will be deemed to have completed 10 years of service as a director and will be paid the retirement benefit if his service as a director of the Company is terminated, with his benefit commencing upon his termination as a director.

        The Company also maintains the 1984 Non-Employee Director Stock Option Plan (the "Director Option Plan"). The Director Option Plan initially provided for the grant of stock options to non-employee directors for up to a total of 157,500 shares of Common Stock, with each such director automatically entitled to receive an option to purchase 4,500 shares of Common Stock for each completed year of service as a director after his or her election by the stockholders, up to five such options. As amended in 1989, the Director Option Plan provided for the grant of stock options to non-employee directors for up to a total of 345,000 shares of Common Stock, with each such director automatically entitled to receive an option to purchase 7,500 shares of Common Stock for each completed year of service as a director after his or her election by the stockholders, up to five such options. The Director Option Plan was further amended in 1995 to provide that non-employee directors shall receive up to five options each to purchase 5,000 shares, one for each subsequent year of service as a director. Until 1995, options granted under the Director Option Plan were exercisable immediately at a price equal to the fair market value (as defined in the Director Option Plan) of Common Stock at the date of grant. Since 1995, options granted under the Director Option Plan have been granted at a price equal to the fair market value (as defined in the Director Option Plan) of Common Stock at the date of grant and vest 20% two years after the date of grant, an additional 25% after three years, an additional 25% after four years, and the remaining 30% after five years. The fair market value of the Common Stock subject to options outstanding under the Director Option Plan was $45.562 per share as of July 14, 1997. During the fiscal year ended May 31, 1997, options were granted under the Director Option Plan to each Messrs. Barlow, Edwards, Sands and Williams and Ms. Biggins for 5,000 shares each of Common Stock at an exercise price per share of $41.00.

        Committees. The Company's Board of Directors has an Audit Committee and a Compensation Committee. The Company does not have a nominating committee. The full Board of Directors performs the function which would be performed by a nominating committee. Certain information regarding the functions of the Board's Committees and their present membership is provided below.

Audit Committee. The Company's Board of Directors has an Audit Committee composed of Messrs. Barlow (Chairman), Sands and Williams. The Audit Committee annually reviews and recommends to the Board the firm to be engaged as independent auditors for the next fiscal year, reviews with the independent auditors the plan and results of the auditing engagement, reviews the scope and results of the Company's procedures for internal auditing, and inquires as to the adequacy of the Company's internal accounting controls. During the fiscal year ended May 31, 1997, the Audit Committee held two meetings, each of which was separate from regular Board meetings.

        Compensation Committee Interlocks and Insider Participation. The Board of Directors also has a Compensation Committee composed of Messrs. Sands (Chairman) and Edwards and Ms. Biggins. This Committee reviews and determines levels of compensation and performance criteria for the Company's executive officers and administers the Company's 1982 Incentive Stock Option Plan, 1983 Restricted Stock Plan (the "1983 Plan") and the 1987 Stock Option Plan (the "1987 Plan"). During the last fiscal year, the Compensation Committee held 4 meetings, all of which were separate from regular Board meetings. None of the members of the Compensation Committee served as an officer or an employee of the Company during the fiscal year ended May 31, 1997.

COMMON STOCK OWNERSHIP OF MANAGEMENT

        The following table sets forth information as of July 14, 1997, with respect to the beneficial ownership of Common Stock by the nominees to the Board, directors of the Company, by each of the executive officers named in the Summary Compensation Table, and by the 14 persons, as a group, who were directors and/or executive officers of the Company on July 14, 1997.


                                        AMOUNT AND NATURE OF      PERCENT OF
NAME                                    BENEFICIAL OWNERSHIP (1)  CLASS (1)
----                                    ------------------------  ---------
Edward L. Barlow                                113,671(2)            *
Neil Williams                                    64,827(3)            *
Robert A. Yellowlees                            801,478(4)            2.9%
James B. Edwards                                 39,121(5)            *
Don W. Sands                                     49,921(6)            *
J. Veronica Biggins                                 995               *
Richard S. Cohan                                 46,993(7)            *
Kevin C. Shea                                    72,951(8)            *
Thomas Dunn                                      24,369(9)            *
David K. Hunt                                     8,000               *

All Directors and Executive Officers
         (14 persons) as a Group              1,254,794(10)           4.7%

-------------------
* Less than one percent.

(1) The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. The beneficial owner has both voting and investment power over the shares, unless otherwise indicated.
(2) This amount includes 46,500 shares of Common Stock of which Mr. Barlow has the right to acquire beneficial ownership.
(3) This amount includes 42,000 shares of Common Stock of which Mr. Williams has the right to acquire beneficial ownership.
(4) This amount includes 645,000 shares of Common Stock of which Mr. Yellowlees has the right to acquire beneficial ownership, 40,000 shares held by The Yellowlees Charitable Trust, of which Mr. Yellowlees is the Trustee, 12,488 shares of restricted stock over which he currently has sole voting power only and 2,839 shares held by Mr. Yellowlees' wife as to which he disclaims all beneficial ownership.
(5) This amount includes 37,500 shares of Common Stock of which Mr. Edwards has the right to acquire beneficial ownership.
(6) This amount includes 37,500 shares of Common Stock of which Mr. Sands has the right to acquire beneficial ownership.
(7) This amount consists of 34,090 shares of Common Stock of which Mr. Cohan has the right to acquire beneficial ownership and 5,267 shares of restricted stock over which he currently has sole voting power only.
(8) This amount includes 51,694 shares of Common Stock of which Mr. Shea has the right to acquire beneficial ownership and 5,667 shares of restricted stock over which he currently has sole voting power only.
(9) This amount includes 21,825 shares of Common Stock of which Mr. Dunn has the right to acquire beneficial ownership and 267 shares of restricted stock over which he currently has sole voting power only.
(10) This amount includes 939,243 shares of Common Stock of which the directors and executive officers, as a group, have the right to acquire beneficial ownership and 23,689 shares of restricted stock over which the beneficial owners have sole voting power only.

COMMON STOCK OWNERSHIP BY CERTAIN OTHER PERSONS

        The following table sets forth information as of the date indicated with respect to the only persons who are known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock.

                                                                    AMOUNT AND NATURE
NAME AND ADDRESS                                                     OF BENEFICIAL               PERCENT OF
OF BENEFICIAL OWNER                        DATE                       OWNERSHIP                    CLASS
-------------------                        ----                       ---------                  ----------
T. Rowe Price Associates, Inc. (1)      May 9, 1997                   2,980,100(2)                 11.2%
100 E. Pratt Street
Baltimore, MD  21202

Pilgrim Baxter &                      February 14, 1997               2,576,800                     9.9%
   Associates, Ltd. (3)
1255 Drummers Lane, Suite 300
Wayne, PA   19087-1590

AIM Management Group Inc. (4)         February 12, 1997               1,672,200                     6.4%
11 Greenway Plaza, Suite 1919
Houston, TX  77046-1173

------------------

(1) This information is contained in a Schedule 13G dated May 9, 1997 filed by T. Rowe Price Associates, Inc. ("Price Associates") with the Securities and Exchange Commission (the "Commission"), a copy of which was received by the Company. Such Schedule 13G states that Price Associates has sole voting power with respect to 353,000 shares and sole dispositive power with respect to 2,980,100.

(2) These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3) This information is contained in a Schedule 13G dated February 14, 1997 filed by Pilgrim Baxter & Associates, Ltd. ("Pilgrim Baxter"), Harold
         J. Baxter, Gary L. Pilgrim and PBHG Growth Fund with the Commission, a copy of which was received by the Company. Such Schedule 13G states that Pilgrim Baxter, Harold J. Baxter and Gary L. Pilgrim have shared voting power with respect to 2,576,800 shares and sole dispositive power with respect to 2,576,800 shares. The Schedule 13G also indicates that PBHG Growth Fund has shared voting power and sole dispositive power with respect to 1,733,300 shares representing 6.7% of the outstanding shares.

(4) This information is contained in a Schedule 13G dated February 12, 1997 filed by AIM Management Group, Inc. on behalf of itself and certain subsidiaries ("AIM") with the Commission, a copy of which was received by the Company. Such Schedule 13G states that AIM has shared voting power with respect to 1,672,200 shares and sole dispositive power with respect to 1,672,200 shares.

REPORT OF THE COMPENSATION COMMITTEE

         Decisions on compensation and stock-based plans are made by the three-member Compensation Committee. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are made by the Compensation Committee and then presented to the full Board. Decisions of the Compensation Committee related to stock-based plans are made solely by that committee in order for awards or grants under the Company's equity-based plans to satisfy Rule 16b-3 pursuant to the Securities Exchange Act of 1934, as amended.

         The Company's primary objective in designing and implementing its compensation programs is to maximize stockholder value over time through alignment of employee performance with business goals and strategies that serve stockholders' interests. The overall goal of the Compensation Committee is to develop executive compensation and equity-based programs which are consistent with and linked to the Company's strategic and annual business objectives.

     Compensation Philosophy

         The Compensation Committee has adopted certain principles which are applied in structuring the compensation opportunity for executive officers. These are:

                           LONG TERM AND AT-RISK FOCUS. A significant
                  percentage of total compensation for executive officers should be composed of long term, at-risk rewards to focus senior management on the long term interests of stockholders. Equity-based plans should comprise a major part of the long term, at-risk portion of total compensation to encourage stockholder value-based management decisions, and to link compensation to Company performance and stockholder interests.

                           SHORT TERM AND AT-RISK FOCUS. A significant portion
                  of cash compensation for executives is linked to achievement of annual business plans or performance objectives. This includes cash bonuses that may be approved by the Compensation Committee relating to those objectives. There is real risk in bonuses paid under this plan, recognizing variability in individual, unit and overall Company performance.

                           COMPETITIVENESS. Base pay and total compensation
                  should be competitive with other similar companies based upon size, products and markets. A proxy survey of peer group companies is conducted periodically. The peer group surveyed includes appropriate companies contained in the Standard and Poor's Computer Software and Services Index used in the stockholder return analysis shown later, in addition to other firms in the Company's business sectors.

     Stock Option Awards and Restricted Stock Grants

         Equity-based compensation comprises a significant portion of the Company's executive officer compensation programs. These plans are administered solely by the Compensation Committee. There are two Company plans utilized for this component of executive officer, long term, equity-oriented compensation. These involve Stock Options and Restricted Stock grants:

                           STOCK OPTIONS. Options provide executive officers
                  and certain other key employees with the opportunity to achieve an equity interest in the Company. Stock options are granted at 100% of fair market value on the date of grant and have 10-year terms. Stock options vest two years after the date of grant with respect to 20% of the shares granted, an additional 25% after three years, an additional 25% after four years, and the remaining 30% after five years. The objective is to emphasize a long term focus by key employees in the acquisition and holding of Common Stock. The number of stock options granted to an individual is based upon the individual's potential to contribute to future growth of the Company. The frequency and size of individual grant amounts vary with changes in the individual's potential to contribute to future growth of the Company. The number of options required to achieve target grant values based on the prevailing fair market value of the Common Stock serves in part to determine the number of shares granted annually.

                           RESTRICTED STOCK. Restricted stock grants are
                  designed to be granted on a selective basis to key employees to further focus them on the longer term performance of the Company. Grants of restricted shares are subject to forfeiture if a grantee, among other conditions, fails to perform or leaves the Company prior to expiration of the restricted period. Restricted periods are generally from two to three years.

         A bonus deferral program was approved by the Board of Directors effective in fiscal year 1997 which allows certain executives to defer a portion of their cash bonus in the form of a restricted stock grant. This program is consistent with the Company's objectives to increase executives' stock ownership and at risk compensation. Mr. Yellowlees and three other executives made a deferral election for fiscal year 1997 under this plan. Since participating executives are deferring earned cash in the form of stock at risk of forfeiture over three years, the amount deferred is increased by 35%.

     Target Stock Ownership

         The Company's Board of Directors and management believe that significant stock ownership is a major incentive in building stockholder value and aligning the interests of executives and stockholders. The Board has therefore adopted guidelines for minimum target stock ownership by senior executives.

         To encourage this growth in stockholder wealth, the Company believes that senior executives who are in a position to make a significant contribution to the long term success of the Company should have a significant stake in its ongoing success. Guidelines are based upon a multiple of base salary and range from 0.8 to 3 times annual salary amounts. Executives are encouraged to achieve these guidelines by building stock ownership over a period of approximately five years beginning with fiscal year 1995. As of May 31, 1997, all participating senior executives are at stock ownership levels well in excess of plan targets. In 1997, the Board amended the plan by extending ownership targets over an additional three years and increasing ownership multiples to a range of 0.8 to 5 times annual salary amounts.

     Chief Executive Officer's Compensation

         Mr. Yellowlees' fiscal year 1997 compensation derived primarily from commitments under Mr. Yellowlees' employment agreement (see "Employment Agreements -- Robert A. Yellowlees" below) entered into prior to fiscal year 1997 and the renewal agreement effective May 18, 1995. The decisions affecting compensation made after that date relate to Mr. Yellowlees' specific annual performance goals, results evaluation, and resulting fiscal year 1997 incentive bonus payment.

         Mr. Yellowlees' target annual bonus was set in his employment agreement, based upon quantitative and qualitative performance factors. Starting in fiscal year 1996, the stockholders approved a new Performance-Based Executive Officer Bonus Plan which provides for performance-based awards for achieving business objectives. Mr. Yellowlees agreed to have a portion of his bonus at risk under this plan to preserve deductibility by the Company under Code Section 162(m). The three performance factors included in this plan for fiscal year 1997 were revenue, up 54%; EBIT, up 84%; and operating margin, up 15.4%. The balance of his fiscal year 1997 bonus was determined by other factors including earnings per share, up 37%, the successful execution of merger and acquisition strategies, strengthening the management team and raising capital to meet growth requirements.

         Effective June 1, 1996, Mr. Yellowlees received a base compensation increase of 7.1%.

         The Compensation Committee's general approach in setting Mr. Yellowlees' target annual compensation is to seek to be competitive with other companies in the Company's industry, but to have a large percentage of his target compensation based upon current year performance as well as actions to provide sustained long term growth in stockholder value. To accomplish this a mix of cash, restricted stock and stock options are provided to Mr. Yellowlees, which include a significant element of risk that is based upon the Company's performance.

         As an incentive to sustained growth in stockholder value, the Compensation Committee awarded Mr. Yellowlees a non-qualified stock option effective May 18, 1995, at the outset of the three-year period of his renewal employment agreement in lieu of determining a separate grant in each year. There are three separate components to the grant, each subsequent annual component having a 12% higher exercise price or premium over the prior year. See "Compensation and Other Benefits -- Option Grants" and "Compensation and Other Benefits -- Employment Agreements" below. This option grant is for fiscal years 1996, 1997 and 1998. The Compensation Committee believes that it is in the continuing best interests of the Company's stockholders to ensure that Mr. Yellowlees remains highly incented to sustain the long term growth of the Company.



                             COMPENSATION COMMITTEE
                             Don W. Sands, Chairman
                                James B. Edwards
                              J. Veronica Biggins

COMPENSATION AND OTHER BENEFITS

         The following table presents certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities during the fiscal years ended May 31, 1997 ("1997 fiscal year"), 1996 ("1996 fiscal year") and 1995 ("1995 fiscal year"), for (i) the Chief Executive Officer of the Company; and (ii) each of the four other most highly compensated executive officers of the Company (determined as of the end of the last fiscal year) whose total annual salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers"). Share numbers for all fiscal years shown have been adjusted to give effect to a three-for-two stock split effected on March 20, 1995.


                           SUMMARY COMPENSATION TABLE

                                                                  Long Term Compensation
                                  Annual Compensation                   Awards
                                  -------------------         ------------------------------
                                                                               Securities
                                                                               Underlying
Name and              Fiscal                                 Restricted Stock    Options        All Other
Principal Position     Year       Salary ($)     Bonus ($)   Award(s) ($)(1)     (#)(2)      Compensation ($)(3)
------------------    ------      ----------     ---------   ---------------   ----------    ------------------
Robert A. Yellowlees    1997       540,786       200,000        858,020                --           59,250
  Chairman and Chief    1996       513,258       495,000        367,383                --           68,449
  Executive Officer,    1995       458,354       690,000        240,001           600,000           67,283
  President and Chief
  Operating Officer

David K. Hunt(4)        1997       176,537        75,000             --                --          100,000
  President and Chief              (partial year)
  Executive Officer,    1996            --            --             --                --               --
  Global Payment        1995            --            --             --                --               --
  Systems LLC

Thomas Dunn             1997       160,375        75,000          5,968             7,600            6,186
  General Manager,      1996       132,461        50,000             --             6,000               --
  Payment Systems       1995       119,076        35,400             --             7,500            7,079

Richard S. Cohan        1997       190,690        65,000        225,343            12,000               --
  General Manager,      1996       175,961       100,000             --            16,700              602
  Health Care           1995       149,317        40,300         40,000            22,500              330
  Information
  Network
  Services

Kevin C. Shea           1997       196,542        65,000        234,318            12,000               --
  Executive Vice        1996       171,346        95,000         37,750            16,700            2,991
  President, Business   1995       159,975        55,000         40,000            22,500              663
  Development

---------------

(1) All awards of restricted shares to the Named Executive Officers have been made under the 1983 Plan and are valued in the table based upon the closing market prices of the Common Stock on the grant dates. Grantees have the right to vote and dividends are payable to the grantees with respect to all awards of restricted shares reported in this column. As of May 31, 1997, the shares listed in the table were the only outstanding grants of restricted shares. The restrictions on 54,501, 54,498, 54,498 and 39,000 shares awarded to Mr. Yellowlees expired on June 1, 1993, June 1, 1994, June 1, 1995 and May 17, 1995,
         respectively. The restrictions on 4,500 shares awarded to each of Messrs. Cohan and Shea expired on June 28, 1995. The value of the restricted stock held by the Named Executive Officers at May 31, 1997 was $4,331,954, $17,550, $401,456 and $427,781 for Messrs. Yellowlees,
         Dunn, Cohan and Shea, respectively. The numbers of shares of restricted stock held by Messrs. Yellowlees, Dunn, Cohan and Shea at May 31, 1997 were 98,734, 400, 9,150 and 9,750, respectively. As of
         May 31, 1997, Mr. Hunt did not hold any restricted stock.

(2) All option awards granted to the Named Executive Officers were made under the 1987 Plan.

(3) For the 1997 fiscal year, includes amounts representing (i) Company contributions to the Company's Employee Savings Plan on behalf of Mr. Yellowlees ($4,250) and Mr. Dunn ($6,186) and (ii) insurance premiums of $55,000 paid by the Company for life insurance for the benefit of Mr. Yellowlees.

(4)      The Company hired Mr. Hunt in January 1997.

         Option Grants. The following table sets forth information on options granted to the Named Executive Officers in the 1997 fiscal year.


                       OPTION GRANTS IN LAST FISCAL YEAR


                                     Individual Grants
                       -----------------------------------------------
                          Number of
                         Securities     % of Total
                         Underlying       Options
                          Options       Granted to         Exercise
                          Granted       Employees in       or Base      Expiration         Grant Date
        Name             (#)(1)(2)      Fiscal Year       Price($/Sh)      Date      Present Value (3)(4)
        ----             ---------      -------------    ------------   ----------   ----------------------
Robert A. Yellowlees        ---              ---            ---            ---               ---

David K. Hunt            55,000(5)           39.7(6)           23.17        January 1,          N/M(7)
                                                                           2007
Thomas Dunn               7,600              3.5            34.375      July 1, 2006      $147,592

Richard S. Cohan         12,000              5.6            34.375      July 1, 2006       233,040

Kevin C. Shea            12,000              5.6            34.375      July 1, 2006       233,040

-------------

(1) The total number of shares covered by options granted to employees in the 1997 fiscal year was 214,050.

(2) These options were granted under the 1987 Plan with the exception of those granted Mr. Hunt. The option agreements governing the grants under the 1987 Plan provide that during each of the four successive twelve-month periods of continued employment commencing on the date two years after the grant date the option becomes exercisable on a cumulative basis as to 20%, 45%, 70% and 100%, respectively, of the total shares covered by such option grant. Pursuant to the 1987 Plan, the Compensation Committee of the Company's Board of Directors at any time before the termination of an option may accelerate the time or times at which such option may be exercised, in whole or in part.

(3) These grant date values, based on the Black-Scholes option pricing model, are for illustrative purposes only, and are not intended to be a forecast of what future performance will be.

(4) These values are based upon the following assumptions: (i) an expected stock price volatility of 39.3%; (ii) a risk-free rate of return of 6.92%; (iii) a current dividend yield of 0.87%; and (iv) a term of grant of 10 years.

(5) Represents options to acquire units in Global Payment Systems LLC, a non-public subsidiary of the Company.

(6) Represents the percentage of options to acquire units in Global Payment Systems LLC granted to all employees.

(7) Not meaningful since the units are not publicly traded. As an alternative method, the following is the potential realizable value of such grant assuming a 5% and 10% annual appreciation in the value of the units from the date of grant until the expiration of the option term: 5% - $801,432, 10% - $2,030,336.

         Option Exercises and Fiscal Year-End Values. The following table sets forth information concerning each exercise of options during the 1997 fiscal year and the number and value of unexercised options held by the Named Executive Officers as of May 31, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR--END OPTION VALUES


                                                 Number of Securities
                                                Underlying Unexercised          Value of Unexercised
                                                        Options                  In-the Money Options
                      Shares        Value         at Fiscal Year-End (#)        at Fiscal Year-End ($)
                    Acquired on   Realized    --------------------------       ------------------------
 Name               Exercise (#)     ($)      Exercisable  Unexercisable       Exercisable  Unexercisable
--------------     ------------  ---------   -----------  -------------       -----------  -------------

Robert A. Yellowlees     4,500         115,313    645,000      502,500             22,632,980    11,543,215
David K. Hunt               --              --         --       55,000(1)                  --            --
Thomas Dunn              1,875          68,047     21,825       16,525                753,184       316,921
Richard S. Cohan            --              --     34,090       37,735              1,130,308       824,375
Kevin C. Shea               --              --     51,694       37,735              1,754,920       824,375

-------------

(1) Represents options to acquire units in Global Payment Systems LLC, a non-public subsidiary of the Company.


        Retirement Plan. The Company maintains the National Data Corporation Employees' Retirement Plan (the "Retirement Plan"), which provides monthly benefits upon retirement to eligible employees, including officers. Most employees become participants in the Retirement Plan after meeting certain minimal eligibility requirements. The benefits provided upon normal retirement at age 65 are calculated under a formula based on years of continuous service and the employee's average earnings during the five years of highest compensation during the ten years preceding his retirement, reduced by an amount equal to a percentage of the approximate social security benefit to which the employee is entitled. The term "earnings" for purposes of the Retirement Plan means compensation of any kind paid by the Company to the participating employee, but excluding the cost of certain employee benefits (as defined) and excluding amounts which become taxable to the employee under a stock option or other stock plan. The Retirement Plan covers all eligible employees retiring after its effective date. The following table shows estimated annual retirement benefits payable to participants in the Retirement Plan on a straight life annuity basis upon retirement in specified years of continuous service and remuneration classes. Under current law the benefit for an employee retiring in the 1996 plan year at age 65 cannot exceed $120,000 per year. For a plan years beginning in 1989, federal law limited the amount of compensation taken into account under the plan to $200,000 per year (as adjusted for inflation). This amount was decreased to $150,000 beginning in 1994. The following chart does not reflect these limits.

                                                     ESTIMATED ANNUAL RETIREMENT BENEFITS
                             ---------------------------------------------------------------------------
            HIGHEST                                     YEARS OF CONTINUOUS SERVICE (1)
       FIVE-YEAR AVEAGE      ---------------------------------------------------------------------------
       ANNUAL EARNINGS             15             20             25             30             35
                              ------------   ------------   ------------   ------------     --------
           $144,000             $32,351      $ 43,135       $ 53,919        $ 64,703       $ 75,487
            192,000              44,231        58,975         73,719          88,463        103,207
            240,000              56,111        74,815         93,519         112,223        120,000
            288,000              67,991        90,655        113,319         120,000        120,000
            336,000              79,871       106,495        120,000         120,000        120,000
            384,000              91,751       120,000        120,000         120,000        120,000
            432,000             103,631       120,000        120,000         120,000        120,000
                                                                       (footnote on following page)

---------------

(1) The average annual earnings for the highest five years over the last 10-year period and the eligible years of credited service as of May 31, 1997 for each of the Named Executive Officers was as follows: Mr. Yellowlees (5-1/12 years) $782,112; Mr. Hunt (5/12 years) $251,537;
         Mr. Dunn (8-10/12 years) $165,384; Mr. Cohan (17 years) $211,193 and
         Mr. Shea (10-3/12 years) $209,561. The amounts shown in the column "Salary" in the Summary Compensation Table above are substantially equal to the compensation of the individuals named in such table for purposes of the Retirement Plan. Federal regulations, however, cap the total compensation that may be considered in providing benefits under a qualified defined benefit plan.

     Employment Agreements.

         Robert A. Yellowlees. During fiscal year 1997, Mr. Yellowlees was employed pursuant to an agreement which became effective as of May 18, 1995 (the "1995 Agreement"). The 1995 Agreement provided for Mr. Yellowlees' continued employment as chairman and chief executive officer and president and chief operating officer of the Company for a second three-year term with renewal provisions on mutual agreement by May 17, 1997. The 1995 Agreement also provided that during its term the Company would use its best efforts to cause him to be nominated and elected as a director of the Company.

         The 1995 Agreement provided for a minimum annual base salary of $470,000, subject to yearly review, and additional annual bonus targets equal to Mr. Yellowlees' base salary for each year for which the bonus is to be paid. The actual bonus paid for any year may range from none to 150% of the target amount and is based upon qualitative and quantitative standards agreed upon by Mr. Yellowlees and the Company, upon recommendation by the Compensation Committee of the Board of Directors and approval by the Board. The bonus is paid, at Mr. Yellowlees' election, in whole or in part in shares of Common Stock. Mr. Yellowlees also is entitled to participate in all other benefit plans maintained by the Company for executive officers. In addition, the Company is required to maintain on behalf of Mr. Yellowlees, or reimburse Mr. Yellowlees for the premiums paid for, specified life insurance and disability insurance coverage.

Upon termination of the 1995 Agreement prior to expiration of its term (including any renewals) (i) as a result of Mr. Yellowlees' physical or mental incapacity, (ii) by the Company other than as a result of specified misconduct by Mr. Yellowlees, or (iii) by Mr. Yellowlees following a significant change in his employment duties or conditions within three years after a change in control of the Company (as defined in the 1995 Agreement), (a) the Company will be required to pay Mr. Yellowlees a severance benefit equal to three times the greater of (A) his average annual compensation during the preceding three years or (B) his current year compensation plus a bonus amount equal to 75% of his current year salary, (b) all Restricted Stock awarded to him will be fully and immediately vested, (c) all stock options held by Mr. Yellowlees will be fully and immediately vested, and (d) the Company will pay Mr. Yellowlees 75% of the target amount of the bonus for the fiscal year in which his employment was terminated. For purposes of this provision of the 1995 Agreement, Mr. Yellowlees' average annual compensation is currently $965,800. Also, upon termination of the 1995 Agreement by the Company other than as a result of specified misconduct by Mr. Yellowlees or by Mr. Yellowlees following a significant change in his employment duties or conditions within three years after a change in control of the Company, the Company is required to maintain Mr. Yellowlees' participation in existing employee benefit plans until the earlier of three years after his termination of employment or commencement of his full-time employment with a new employer. The 1995 Agreement also provides that upon its termination as a result of Mr. Yellowlees' death, the restricted stock awarded to him and all stock options granted to him will be fully vested.

         Under the 1995 Agreement, the Company granted Mr. Yellowlees a non-qualified stock option effective May 18, 1995, at the outset of the three-year period of the 1995 Agreement, in lieu of three separate grants. The grant contained a premium grant price feature that provides added incentive to increase stockholder value. A total of 450,000 shares of Common Stock under the 1987 Plan were allocated to this grant. The option agreement includes the following provisions:

         (A) One-third of the shares subject to the option have an exercise price equal to $20.125 per share, the closing price of the Common Stock on the date the grant was approved by the Board. The shares subject to this grant will vest as follows: 20% on May 17, 1997, an additional 25% on May 17, 1998, an additional 25% on May 17, 1999, and an additional 30% on May 17, 2000.

         (B) One-third of the shares subject to the option have an exercise price equal to $22.54 per share, 112% of the exercise price for the shares described in (A) above. The shares subject to the grant under this paragraph will vest as follows: 20% on May 17, 1998, an additional 25% on May 17, 1999, an additional 25% on May 17, 2000, and an additional 30% on May 17, 2001.

         (C) One-third of the shares subject to the option have an exercise price equal to $25.245 per share, 124% of the exercise price for the shares described in (A) above. The shares subject to the grant under this paragraph will vest as follows: 20% on May 17, 1999, an additional 25% on May 17, 2000, an additional 25% on May 17, 2001, and an additional 30% on May 17, 2002.

         The option agreement also provides for the immediate and full vesting of the options in the event of (i) a change in control of the Company, (ii) the death or physical or mental incapacity of Mr. Yellowlees, (iii) the termination of employment of Mr. Yellowlees or (iv) the non-renewal of his employment agreement for an additional three-year term upon the expiration of the 1995 Agreement.

         In May 1997, effective June 1, 1997, the Company terminated the 1995 Agreement, without affecting the stock options granted under the 1995 Agreement, and entered into a new employment agreement with Mr. Yellowlees (the "1997 Agreement"). The 1997 Agreement is essentially identical to the 1995 Agreement, except as follows. The 1997 Agreement provides for a minimum annual base salary of $540,000. There were no grants of stock options or restricted stock specifically made in the 1997 Agreement, however, Mr. Yellowlees is eligible for grants under these as well as all other employee benefits plans. The term of the 1997 Agreement is three years, expiring May 31, 2000, unless extended by mutual agreement of Mr. Yellowlees and the Company.

                 Executive Severance Agreements. In addition to Mr. Yellowlees' employment agreement described above, the Company has entered into compensation agreements with Mr. Shea and certain other key Company officers. The agreements provide that in the event that the executive officer is terminated other than for cause (as defined in the agreements), by reason of death or by reason of disability (as defined in the agreements), or if the officer resigns after a significant change in his employment conditions as specified by the agreements during the three year period following a change in control (as defined in the agreements) of the Company, the officer would be entitled to payment of a severance benefit. The severance benefit would be equal to approximately three times the officer's average annual taxable compensation from the Company during the five-year period immediately preceding the officer's termination as described above, with such multiple of three reduced by the number of years, if any, that the officer remained employed by the Company following such change of control. In addition, the Company would be required to maintain the officer's participation in existing group life, medical, accident, and equivalent plans for a period of three years (reduced by the number of years the officer remained employed by the Company following the change of control) or until the executive had earlier taken other full time employment. The amount of the average annual taxable compensation during the five fiscal years ended May 31, 1997 for Mr. Shea was $209,561.

STOCKHOLDER RETURN ANALYSIS

        The following line-graph presentation compares cumulative stockholder returns of the Company with Standard & Poor's Computer Software and Services Index and Standard and Poor's 500 Stock Index for the five-year period beginning on May 31, 1992 (assuming the investment of $100 in the Company's Common Stock, Standard & Poor's Computer Software and Services Index and Standard and Poor's 500 Stock Index and reinvestment of all dividends).

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
              AMONG NATIONAL DATA CORPORATION, THE S&P 500 INDEX
                AND THE S&P COMPUTER SOFTWARE & SERVICES INDEX


Research                                             Total Return--Data Summary

                                      NDC

                                                                                  Cumulative Total Return
                                                                                  -----------------------
                                                                      5/92     5/93     5/94    5/95    5/96     5/97
  NATIONAL DATA CORP                                 NDC              100       133     154     292      538     630

  S & P 500                                          I500             100       112     116     140      180     232

  S & P COMPUTERS (SOFTWARE & SERVICES)              ICSF             100       134     161     226      316     529


* $100 invested on 5/31/92 in stock or index - including reinvestment of dividends. Fiscal year ending May 31.



                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
              AMONG NATIONAL DATA CORPORATION, THE S&P 500 INDEX
               AND THE S&P COMPUTERS (SOFTWARE & SERVICES) INDEX


Research                             Company Total Return Worksheet

                                                      BEGIN:       05/31/92
                                                        FYE:       05/31/97
  NATIONAL DATA CORP              NDC                   END:       05/31/97

                             BEGIN                                                  CUM
         TYPE                NO. OF      DIV       DIV         DIV     ENDING      TOTAL
          OF        CLOSE    SHARES     $ PER      $.$$       SHARES   NO. OF      SHRHLDR
 DATE*   LINE       PRICE**   ***       SHARE**    PAID      REINVD    SHARES      RETURN
 -----   ----       -------  ------     -------    ----      ------    ------      ------
05/31/92 BEGIN       7.667   13.043                                    13.043      100

08/12/92   DIV       7.083   13.043     0.073      0.96      0.135     13.179       93
11/16/92   DIV       8.250   13.179     0.073      0.97      0.117     13.296      110
02/08/93   DIV      10.500   13.296     0.073      0.98      0.093     13.389      141
05/10/93   DIV      10.500   13.389     0.073      0.98      0.094     13.482      142
05/31/93   YE        9.833   13.482                                    13.482      133

08/09/93   DIV      11.167   13.482     0.073      0.99      0.089     13.571      152
11/15/93   DIV      11.833   13.571     0.073      1.00      0.084     13.655      162
02/14/94   DIV      12.833   13.655     0.073      1.00      0.078     13.733      176
05/17/94   DIV      11.750   13.733     0.073      1.01      0.086     13.818      162
05/31/94   YE       11.167   13.818                                    13.818      154

08/16/94   DIV      11.417   13.818     0.073      1.01      0.089     13.907      159
11/08/94   DIV      13.917   13.907     0.073      1.02      0.073     13.980      195
02/13/95   DIV      16.583   13.980     0.073      1.03      0.062     14.042      233
05/16/95   DIV      20.750   14.042     0.075      1.05      0.051     14.093      292
05/31/95   YE       20.750   14.093                                    14.093      292

08/17/95   DIV      25.750   14.093     0.075      1.06      0.041     14.134      364
11/13/95   DIV      22.000   14.134     0.075      1.06      0.048     14.182      312
02/13/96   DIV      24.000   14.182     0.075      1.06      0.044     14.227      341
05/02/96   DIV      36.750   14.227     0.075      1.07      0.029     14.256      524
05/31/96   YE       37.750   14.256                                    14.256      538

09/19/96   DIV      44.125   14.256     0.075      1.07      0.024     14.280      630
11/12/96   DIV      40.500   14.280     0.075      1.07      0.026     14.306      579
02/12/97   DIV      37.000   14.306     0.075      1.07      0.029     14.335      530
05/14/97   DIV      40.000   14.335     0.075      1.08      0.027     14.362      574
05/31/97   YE       43.875   14.362                                    14.362      630

* Fiscal year-end and ex-dividend dates.    ***Begin No. of Shares' based on
                                               $100 investment.

**All Closing Prices and Dividends are adjusted for stock splits.

                    2. APPROVAL OF THE 1997 STOCK OPTION PLAN

         On August 29, 1997, the Board of Directors adopted the National Data Corporation 1997 Stock Option Plan (the "Plan"). The Company has reserved 1,228,000 shares of its Common Stock for issuance in connection with the exercise of stock options granted under the Plan, but any Common Stock distributed pursuant to exercise of an option may consist, in whole or in part, of authorized and unissued Common Stock, treasury stock, or Common Stock purchased on the open market. The Plan will be effective as of as of its adoption by the Board. However, if the stockholders fail to approve the Plan at the Annual Meeting, any incentive stock options previously granted under the Plan will be automatically converted to non-qualified stock options.

         A summary of the Plan is set forth below. The summary is qualified in its entirety by reference to the full text of the Plan, which is attached to this Proxy Statement as Appendix A.

GENERAL

         The purpose of the Plan is to promote the success, and enhance the value, of the Company by linking the personal interests of employees, officers and directors to those of the stockholders, and by providing such employees, officers and directors with an incentive for outstanding performance. As of August 26, 1997, there were approximately 200 persons eligible to participate in the Plan.

         The Plan authorizes the grant to employees, officers and directors of the Company or its affiliates of options to purchase shares of Common Stock ("Options"), which may be incentive stock options or nonqualified options.

         Pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company may not deduct compensation in excess of $1 million paid to the Chief Executive Officer and the four next most highly compensated executive officers of the Company (each a "Covered Employee"). The Plan is designed to comply with Code Section 162(m) so that the grant of Options under the Plan may be excluded from the calculation of annual compensation for purposes of Code Section 162(m) and will be fully deductible by the Company. The Board has approved the Plan for submission to the stockholders in order to permit the grant of Options thereunder that will constitute deductible performance-based compensation for purposes of Code Section 162(m).

         Subject to adjustment as provided in the Plan, the aggregate number of shares of Common Stock reserved and available for Options is 1,228,000. The maximum number of shares of Common Stock with respect to one or more Options that may be granted during any one calendar year under the Plan to any one Covered Employee is 500,000. To the extent that an Option is canceled, terminates, expires or lapses for any reason, any shares of Common Stock subject to the Option will again be available for the grant of an Option under the Plan.

ADMINISTRATION

         The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee") or, at the discretion of the Board from time to time, by the Board. During any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee under the Plan. The Committee has the power, authority and discretion to designate participants; determine the type or types of Options to be granted to each participant and the terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan; and make all other decisions and determinations that may be required under, or as the Committee deems necessary or advisable to administer, the Plan.

OPTIONS


         Terms of Options. The Committee is authorized to grant Options, which may be incentive stock options ("ISOs") or nonqualified stock options ("NQSOs"), to participants. All Options will be evidenced by a written Option Agreement between the Company and the participant, which will include such provisions as may be specified by the Committee. The terms of any ISO must meet the requirements of Section 422 of the Code.

         Time and Conditions of Exercise. The Committee may determine the time or times at which an Option may be exercised in whole or in part, and the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised. The Committee may waive any exercise provisions at any time in whole or in part based upon factors as the Committee may determine so that the Option becomes exercisable at an earlier date.

         Payment. The Committee may determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, shares of Common Stock, or other property (including "cashless exercise" arrangements), and the methods by which shares of Common Stock shall be delivered or deemed to be delivered by participants; provided, however, that if shares of Common Stock are used to pay the exercise price of an Option, such shares must have been held by the participant for at least six months. The Committee may, but need not, allow a participant to pay the Option price by directing the Company to withhold from the shares of Common Stock that would otherwise be issued upon exercise of the Option that number of shares having a fair market value on the exercise date equal to the Option price, all as determined pursuant to rules and procedures established by the Committee.

         Limitations on Transfer; Beneficiaries. No Option may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or its affiliates, or shall be subject to any lien, obligation, or liability of the optionee to any other party other than the Company or its affiliates. No Option shall be assignable or transferable by a participant other than by will or the laws of descent and distribution; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an ISO to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any state or federal tax or securities laws applicable to transferable options. A participant may designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any Option upon the participant's death.

         Acceleration Upon Certain Events. In the event of (i) the commencement of a public tender offer for all or any portion of the Common Stock, (ii) a proposal to merge, consolidate or otherwise combine into and with another corporation (in which transaction the Company would not survive) is submitted to the stockholders of the Company for approval, (iii) a proposal to liquidate or dissolve the Company is submitted to the stockholders of the Company for approval, or (iv) the Board approves any transaction or event that would constitute a change in control of the Company, the Committee may declare all outstanding Options to be fully exercisable as of such date as the Committee may declare, which may be on or before the consummation of such tender offer or other transaction or event. If an Option is accelerated under such circumstances, the Committee may provide (i) that the Option will expire after a designated period of time after such acceleration to the extent not then exercised, (ii) that the Option will be settled in cash rather than Common Stock, (iii) that the Option will be assumed by another party to the transaction giving rise to the acceleration or otherwise be equitably converted in connection with such transaction, or (iv) any combination of the foregoing. The Committee's determination need not be uniform and may be different for different participants whether or not such participants are similarly situated.

         Acceleration For Any Other Reason. Regardless of whether an event has occurred as described above, the Committee may at any time determine that all or a portion of a participant's Options will become fully or partially exercisable, as of such date as the Committee may declare. The Committee may discriminate among participants and among Options granted to a participant in exercising its discretion pursuant to provision.

         Adjustments. In the event a stock dividend is declared upon the Common Stock, the shares of Common Stock then subject to each Option will be increased proportionately without any change in the aggregate purchase price therefor. In the event the Common Stock is changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another corporation, whether through reorganization, recapitalization, reclassification, stock split-up, combination of shares, merger or consolidation, there will be substituted for each such share of Common Stock then subject to each Option the number and class of shares into which each outstanding share of Common Stock will be exchanged, all without any change in the aggregate purchase price for the shares then subject to each Option. If any rights or warrants to subscribe for additional shares of Common Stock are given pro rata to holders of outstanding shares of Common Stock, each participant shall be entitled to the same rights or warrants on the same basis as holders of the outstanding shares of Common Stock with respect to such portion of the participant's Options that may be exercised on or prior to the date of the expiration of such rights or warrants.

TERMINATION AND AMENDMENT

         The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without stockholder approval; provided, however, that the Board or Committee may condition any amendment or modification on the approval of stockholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations. The Committee may amend, modify or terminate any outstanding Option without approval of the participant, but such amendment, modification or termination may not, without the participant's consent, reduce or diminish the value of such Option determined as if the Option had been exercised on the date of such amendment or termination. No termination, amendment, or modification of the Plan may adversely affect any Option previously granted, without the written consent of the participant.

CERTAIN FEDERAL INCOME TAX EFFECTS

         Nonqualified Stock Options. Under present federal income tax regulations, there will be no federal income tax consequences to either the Company or the participant upon the grant of an NQSO having an exercise price per share equal to or greater than the fair market value of the Common Stock on the date of grant. The participant will realize ordinary income on the exercise of the NQSO in an amount equal to the excess of the fair market value of the Common Stock acquired upon the exercise of such Option over the exercise price, and the Company will receive a corresponding deduction. The gain, if any, realized upon the subsequent disposition by the participant of the Common Stock will constitute short- or long-term capital gain, depending on the participant's holding period.

         Incentive Stock Options. Under present federal income tax regulations, there will be no federal income tax consequences to either the Company or the participant upon the grant of an ISO or the exercise thereof by the participant. If the participant holds the shares of Common Stock for the greater of two years after the date the Option was granted or one year after the acquisition of such shares of Common Stock (the "required holding period"), the difference between the aggregate option price and the amount realized upon disposition of the shares of Common Stock will constitute a capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the shares of Common Stock are disposed of in a sale, exchange or other "disqualifying disposition" during the required holding period, the participant will realize taxable ordinary income in an amount equal to the excess of the fair market value of the Common Stock purchased at the time of exercise over the aggregate option price, and the Company will be entitled to a federal income tax deduction equal to such amount.

ADDITIONAL INFORMATION


         The closing price of the Common Stock, as reported by the New York Stock Exchange on August 25, 1997, was $37.00.

         The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the meeting on this proposal will constitute approval of the Plan.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PLAN. IF A CHOICE IS SPECIFIED ON THE PROXY BY THE STOCKHOLDER, THE SHARES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED "FOR" APPROVAL OF THE PLAN. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED AND ENTITLED TO VOTE AT THE ANNUAL MEETING AT WHICH A QUORUM IS PRESENT IS REQUIRED FOR THE APPROVAL OF THE PLAN.

                                    AUDITORS

         Arthur Andersen LLP served as the Company's auditors for the five fiscal years ended May 31, 1997, and that firm of independent public accountants is serving as auditors for the Company for the current fiscal year which began June 1, 1997. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                             SOLICITATION OF PROXIES

         The cost of soliciting proxies will be borne by the Company. In addition to solicitation of stockholders of record by mail, telephone, or personal contact, arrangements will be made with brokerage houses to furnish proxy materials to their principals, and the Company may reimburse them for mailing expenses. Custodians and fiduciaries will be supplied with proxy materials to forward to beneficial owners of Common Stock. The Company has also engaged Georgeson & Co. to solicit proxies on behalf of the Company, and it is estimated that Georgeson & Co.'s fees for its services will not exceed $10,000.

                                  OTHER MATTERS

         Management does not know of any matters to be brought before the Annual Meeting other than those referred to above. If any other matters properly come before the meeting, the persons designated as proxies will vote on such matters in accordance with their best judgment.

         Whether or not you expect to be present at the meeting in person, please vote, sign, date, and return promptly the enclosed proxy in the enclosed envelope. No postage is necessary if the proxy is mailed in the United States.

                              STOCKHOLDER PROPOSALS

         Proposals of stockholders intended to be presented for consideration at the 1998 Annual Meeting of Stockholders of the Company must be received by the Company at its principal executive offices on or before April 30, 1998, in order to be included in the Company's proxy statement and form of proxy relating to the 1998 Annual Meeting of Stockholders.

                SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based solely on a review of the copies of reporting forms furnished to the Company, or written representations that no annual forms (Form 5) were required, the Company believes that, during the 1997 fiscal year, all of its officers, directors and 10% stockholders complied with the reporting requirements of the Securities and Exchange Commission regarding their ownership and changes in ownership of Common Stock (as required pursuant to Section 16(a) of the Securities Exchange Act of 1934).

                                    EXHIBIT A

                            NATIONAL DATA CORPORATION
                             1997 STOCK OPTION PLAN

                                    ARTICLE I
                                     PURPOSE

         1.1 GENERAL. The purpose of the National Data Corporation 1997 Stock Option Plan (the "Plan") is to promote the success, and enhance the value, of National Data Corporation (the "Company") by linking the personal interests of its employees, officers and directors to those of Company stockholders and by providing its employees, officers and directors with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers and directors upon whose judgment, interest, and special effort the successful conduct of the Company's operation is largely dependent. Accordingly, the Plan permits the grant of stock options from time to time to selected employees, officers and directors.

                                    ARTICLE 2
                                 EFFECTIVE DATE

         2.1 EFFECTIVE DATE. The Plan shall be effective as of the date upon which it shall be approved by the Board. However, the Plan shall be submitted to the stockholders of the Company for approval within 12 months of the Board's approval thereof. No Incentive Stock Options granted under the Plan may be exercised prior to approval of the Plan by the stockholders and if the stockholders fail to approve the Plan within 12 months of the Board's approval thereof, any Incentive Stock Options previously granted hereunder shall be automatically converted to Non-Qualified Stock Options without any further act. In the discretion of the Committee, Options may be granted to Covered Employees which are intended to constitute qualified performance-based compensation under Code Section 162(m). Any such Options shall be contingent upon the stockholders having approved the Plan.

                                    ARTICLE 3
                                   DEFINITIONS

         3.1 DEFINITIONS. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

             "Board" means the Board of Directors of the Company.

             "Code" means the Internal Revenue Code of 1986, as amended from time to time.

             "Committee" means the committee of the Board described in Article
         4.

             "Company" means National Data Corporation, a Delaware corporation.

             "Covered Employee" means a covered employee as defined in Code
         Section 162(m)(3).

             "Disability" shall mean any illness or other physical or mental condition of a Participant that renders the Participant incapable of performing his customary and usual duties for the Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which, in the judgment of the Committee, is permanent and continuous in nature. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant's condition.

             "Effective Date" has the meaning assigned such term in Section
         2.1.

             "Fair Market Value", on any date, means (i) if the Stock is listed on a securities exchange or is traded over the Nasdaq National Market, the closing sales price on such exchange or over such system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on a securities exchange or traded over the Nasdaq National Market, the mean between the bid and offered prices as quoted by Nasdaq for such date, provided that if it is determined that the fair market value is not properly reflected by such Nasdaq quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable.

             "Incentive Stock Option" means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

             "Non-Qualified Stock Option" means an Option that is not an Incentive Stock Option.

             "Option" means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

             "Option Agreement" means any written agreement, contract, or other instrument or document evidencing an Option.

             "Parent" means a corporation which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. For Incentive Stock Options, the term shall have the same meaning as set forth in Code Section 424(e).

             "Participant" means a person who, as an employee, officer, or director of the Company or any Parent or Subsidiary, has been granted an Option under the Plan.

             "Plan" means the National Data Corporation 1997 Stock Option Plan, as amended from time to time.

             "Retirement" means a Participant's termination of employment with the Company, Parent or Subsidiary after attaining any normal or early retirement age specified in any pension, profit sharing or other retirement program sponsored by the Company, or, in the event of the inapplicability thereof with respect to the person in question, as determined by the Committee in its reasonable judgment.

             "Stock" means the $0.125 par value common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Article 9.

             "Subsidiary" means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. For Incentive Stock Options, the term shall have the meaning set forth in Code Section 424(f).

             "1933 Act" means the Securities Act of 1933, as amended from time to time.

             "1934 Act" means the Securities Exchange Act of 1934, as amended from time to time.

                                    ARTICLE 4
                                 ADMINISTRATION


         4.1 COMMITTEE. The Plan shall be administered by the Compensation Committee of the Board or, at the discretion of the Board from time to time, by the Board. The Committee shall consist of two or more members of the Board who are (i) "outside directors" as that term is used in Section 162(m) of the Code and the regulations promulgated thereunder, and (ii) "non-employee directors" as such term is defined in Rule 16b-3 promulgated under Section 16 of the 1934 Act or any successor provision. During any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board.

         4.2 ACTION BY THE COMMITTEE. For purposes of administering the Plan, the following rules of procedure shall govern the Committee. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved unanimously in writing by the members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Parent or Subsidiary, the Company's independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee shall be liable for any action or determination made in good faith, and members of the Committee shall be entitled to indemnification and reimbursement from time to time for expenses incurred in defense of such good faith action or determination.

         4.3 AUTHORITY OF COMMITTEE. The Committee has the exclusive power, authority and discretion to:

             (a) Designate Participants;

             (b) Determine the type or types of Options to be granted to each Participant;

             (c) Determine the number of Options to be granted and the number of shares of Stock to which an Option will relate;

             (d) Determine the terms and conditions of any Option granted under the Plan, including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Option, any restrictions on the exercisability of an Option, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

             (e) Accelerate the vesting of any outstanding Option, based in each case on such considerations as the Committee in its sole discretion determines;

             (f) Determine whether, to what extent, and under what circumstances the exercise price of an Option may be paid in cash, Stock, other Options, or other property, or an Option may be canceled, forfeited, or surrendered;

             (g) Prescribe the form of each Option Agreement, which need not be identical for each Participant;

             (h) Decide all other matters that must be determined in connection with an Option;

             (i) Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

             (j) Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan; and

             (k) Amend the Plan or any Option Agreement as provided herein.

         4.4. DECISIONS BINDING. The Committee's interpretation of the Plan, any Options granted under the Plan, any Option Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

                                    ARTICLE 5
                           SHARES SUBJECT TO THE PLAN

         5.1. NUMBER OF SHARES. Subject to adjustment as provided in Section 9.1, the aggregate number of shares of Stock reserved and available for Options shall be 1,228,000. The maximum number of shares of Stock with respect to one or more Options that may be granted during any one calendar year under the Plan to any one Covered Employee shall be 500,000. The adoption of the Plan by the Board shall constitute a reservation of 1,228,000 shares of Stock for issuance only upon the exercise of Options granted under the Plan.

         5.2. LAPSED OPTIONS. To the extent that an Option is canceled, terminates, expires or lapses for any reason, any shares of Stock subject to the Option will again be available for the grant of an Option under the Plan.

         5.3. STOCK DISTRIBUTED. Any Stock distributed pursuant to exercise of an Option may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

                                   ARTICLE 6
                                  ELIGIBILITY

         6.1. GENERAL. Options may be granted only to individuals who are employees, officers, or directors of the Company or a Parent or Subsidiary.

                                   ARTICLE 7
                                 STOCK OPTIONS

         7.1. GENERAL. The Committee is authorized to grant Options to Participants on the following terms and conditions:

             (a) EXERCISE PRICE. The exercise price per share of Stock under an Option shall be determined by the Committee.

             (b) TIME AND CONDITIONS OF EXERCISE. The Committee shall determine the time or times at which an Option may be exercised in whole or in part. The Committee also shall determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised. The Committee may waive any exercise provisions at any time in whole or in part based upon factors as the Committee may determine in its sole discretion so that the Option becomes exercisable at an earlier date.

             (c) PAYMENT. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, shares of Stock, or other property (including "cashless exercise" arrangements), and the methods by which shares of Stock shall be delivered or deemed to be delivered by Participants; provided, however, that if shares of Stock are used to pay the exercise price of an Option, such shares must have been held by the Participant for at least six months. Without limiting the power and discretion conferred on the Committee pursuant to the preceding sentence, the Committee may, in the exercise of its discretion, but need not, allow a Participant to pay the Option price by directing the Company to withhold from the shares of Stock that would otherwise be issued upon exercise of the Option that number of shares having a Fair Market Value on the exercise date equal to the Option price, all as determined pursuant to rules and procedures established by the Committee.

             (d) EVIDENCE OF GRANT. All Options shall be evidenced by a written Option Agreement between the Company and the Participant. The Option Agreement shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

         7.2. INCENTIVE STOCK OPTIONS. The terms of any Incentive Stock Options granted under the Plan must comply with the following additional rules:

             (a) EXERCISE PRICE. The exercise price per share of Stock shall be set by the Committee, provided that the exercise price for any Incentive Stock Option shall not be less than the Fair Market Value as of the date of the grant.

             (b) EXERCISE. In no event may any Incentive Stock Option be exercisable for more than ten years from the date of its grant.

             (c) LAPSE OF OPTION. An Incentive Stock Option shall lapse under the earliest of the following circumstances; provided, however, that the Committee may, prior to the lapse of the Incentive Stock Option under the circumstances described in paragraphs (3), (4) and (5) below, provide in writing that the Option will extend until a later date, but if an Incentive Stock Option is exercised after the dates specified in paragraphs (3), (4) and (5) above, it will automatically become a Non-Qualified Stock Option:

                           (1) The Incentive Stock Option shall lapse as of the
                  option expiration date set forth in the Option Agreement.

                           (2) The Incentive Stock Option shall lapse ten years
                  after it is granted, unless an earlier time is set in the Option Agreement.

                           (3) If the Participant terminates employment for any
                  reason other than as provided in paragraph (4) or (5) below, the Incentive Stock Option shall lapse, unless it is previously exercised, three months after the Participant's termination of employment; provided, however, that if the Participant's employment is terminated by the Company for cause or by the Participant without the consent of the Company, the Incentive Stock Option shall (to the extent not previously exercised) lapse immediately.

                           (4) If the Participant terminates employment by
                  reason of his Disability, the Incentive Stock Option shall lapse, unless it is previously exercised, one year after the Participant's termination of employment.

                           (5) If the Participant dies while employed, or
                  during the three-month period described in paragraph (3) or during the one-year period described in paragraph (4) and before the Incentive Stock Option otherwise lapses, the Incentive Stock Option shall lapse one year after the Participant's death. Upon the Participant's death, any exercisable Incentive Stock Options may be exercised by the Participant's beneficiary, determined in accordance with
                  Section 8.5.

             Unless the exercisability of the Incentive Stock Option is accelerated as provided in Article 8, if a Participant exercises an Incentive Stock Option after termination of employment, the Incentive Stock Option may be exercised only with respect to the shares that were otherwise vested on the Participant's termination of employment.

             (d) INDIVIDUAL DOLLAR LIMITATION. The aggregate Fair Market Value (determined as of the time an Incentive Stock Option is granted) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.00.

             (e) TEN PERCENT OWNERS. No Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary unless the exercise price per share of such Incentive Stock Option is at least 110% of the Fair Market Value per share of Stock at the date of grant and the Incentive Stock Option expires no later than five years after the date of grant.

             (f) EXPIRATION OF INCENTIVE STOCK OPTIONS. No Incentive Stock Option may be granted pursuant to the Plan after the day immediately prior to the tenth anniversary of the Effective Date.

             (g) RIGHT TO EXERCISE. During a Participant's lifetime, an Incentive Stock Option may be exercised only by the Participant or, in the case of the Participant's Disability, by the Participant's guardian or legal representative.

             (h) DIRECTORS. The Committee may not grant an Incentive Stock Option to a non-employee director. The Committee may grant an Incentive Stock Option to a director who is also an employee of the Company or Parent or Subsidiary but only in that individual's position as an employee and not as a director.

                                    ARTICLE 8
                         PROVISIONS GENERALLY APPLICABLE

         8.1. SUBSTITUTE OPTIONS. Options granted under the Plan may, in the discretion of the Committee, be granted in substitution for any other Option granted under the Plan. If an Option is granted in substitution for another Option, the Committee may require the surrender of such other Option in consideration of the grant of the new Option.

         8.2. EXCHANGE PROVISIONS. The Committee may at any time offer to exchange or buy out any previously granted Option for a payment in cash, Stock, another Option (subject to Section 9.1) or other property, based on the terms and conditions the Committee determines and communicates to the Participant at the time the offer is made.

         8.3. TERM OF OPTION. The term of each Option shall be for the period as determined by the Committee, provided that in no event shall the term of any Incentive Stock Option exceed a period of ten years from the date of its grant (or, if Section 7.2(e) applies, five years from the date of its grant).

         8.4. LIMITS ON TRANSFER. No right or interest of a Participant in any unexercised Option may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Parent or Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Parent or Subsidiary. No unexercised Option shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an incentive stock option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any state or federal tax or securities laws applicable to transferable options.

         8.5 BENEFICIARIES. Notwithstanding Section 8.4, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Option upon the Participant's death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Option Agreement applicable to the Participant, except to the extent the Plan and Option Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the Participant's estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

         8.6. STOCK CERTIFICATES. All Stock certificates delivered under the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock.

         8.7. ACCELERATION UPON CERTAIN EVENTS. In the event of (i) the commencement of a public tender offer for all or any portion of the Stock, (ii) a proposal to merge, consolidate or otherwise combine with another corporation is submitted to the stockholders of the Company for approval, (iii) a proposal to liquidate or dissolve the Company is submitted to the stockholders of the Company for approval, or (iv) the Board approves any transaction or event that would constitute a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of the 1934 Act, the Committee may in its sole discretion declare all outstanding Options to be fully exercisable, in each case, as of such date as the Committee may, in its sole discretion, declare, which may be on or before the consummation of such tender offer or other transaction or event. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(d), the excess Options shall be deemed to be Non-Qualified Stock Options.

         8.8. ACCELERATION FOR ANY OTHER REASON. Regardless of whether an event has occurred as described in Section 8.7 above, the Committee may in its sole discretion at any time determine that all or a portion of a Participant's Options shall become fully or partially exercisable, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among Options granted to a Participant in exercising its discretion pursuant to this Section 8.8.

         8.9 EFFECT OF ACCELERATION. If an Option is accelerated under Section 8.7, the Committee may, in its sole discretion, provide (i) that the Option will expire after a designated period of time after such acceleration to the extent not then exercised, (ii) that the Option will be settled in cash rather than Stock, (iii) that the Option will be assumed by another party to the transaction giving rise to the acceleration or otherwise be equitably converted in connection with such transaction, or (iv) any combination of the foregoing. The Committee's determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

         8.10. TERMINATION OF EMPLOYMENT. Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive. A termination of employment shall not occur in a circumstance in which a Participant transfers from the Company to one of its Parents or Subsidiaries, transfers from a Parent or Subsidiary to the Company, or transfers from one Parent or Subsidiary to another Parent or Subsidiary.

                                    ARTICLE 9
                          CHANGES IN CAPITAL STRUCTURE

         9.1. GENERAL. In the event a stock dividend is declared upon the Stock, the shares of Stock then subject to each Option shall be increased proportionately without any change in the aggregate purchase price therefor. In the event the Stock shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another corporation, whether through reorganization, recapitalization, reclassification, stock split-up, combination of shares, merger or consolidation, there shall be substituted for each such share of Stock then subject to each Option the number and class of shares into which each outstanding share of Stock shall be so exchanged, all without any change in the aggregate purchase price for the shares then subject to each Option. Each such adjustment an Incentive Stock Option under this Article 9 shall be made in such a manner that such adjustment will not constitute a "modification" as defined in Section 425 of the Code.

         9.2 RIGHTS OR WARRANTS. If any rights or warrants to subscribe for additional shares of Stock are given pro rata to holders of outstanding shares of Stock, each Participant shall be entitled to the same rights or warrants on the same basis as holders of the outstanding shares of Stock with respect to such portion of the Participant's Options that may be exercised on or prior to the date of the expiration of such rights or warrants.

                                   ARTICLE 10
                     AMENDMENT, MODIFICATION AND TERMINATION

         10.1. AMENDMENT, MODIFICATION AND TERMINATION. The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without stockholder approval; provided, however, that the Board or Committee may condition any amendment or modification on the approval of stockholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations.

         10.2 OPTIONS PREVIOUSLY GRANTED. At any time and from time to time, the Committee may amend, modify or terminate any outstanding Option without approval of the Participant; provided, however, that such amendment, modification or termination shall not, without the Participant's consent, reduce or diminish the value of such Option determined as if the Option had been exercised on the date of such amendment or termination. No termination, amendment, or modification of the Plan shall adversely affect any Option previously granted under the Plan, without the written consent of the Participant.

                                   ARTICLE 11
                               GENERAL PROVISIONS

         11.1. NO RIGHTS TO OPTIONS. No Participant or employee, officer or director shall have any claim to be granted any Option under the Plan, and neither the Company nor the Committee is obligated to treat Participants and employees, officers or directors uniformly.

         11.2. NO STOCKHOLDER RIGHTS. No Option gives the Participant any of the rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Option.

         11.3. WITHHOLDING. The Company or any Parent or Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Plan. With respect to withholding required upon any taxable event under the Plan, the Committee may, at the time the Option is granted or thereafter, require that any such withholding requirement be satisfied, in whole or in part, by withholding shares of Stock having a Fair Market Value on the date of withholding equal to the amount to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.

         11.4. NO RIGHT TO EMPLOYMENT OR DIRECTORSHIP. Nothing in the Plan or any Option Agreement shall interfere with or limit in any way the right of the Company or any Parent or Subsidiary to terminate any Participant's employment or status as a director at any time, nor confer upon any Participant any right to continue as an employee or director of the Company or any Parent or Subsidiary.

         11.5. RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Parent or Subsidiary unless provided otherwise in such other plan.

         11.6. EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Parents or Subsidiaries.

         11.7. TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

         11.8. GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

         11.9. FRACTIONAL SHARES. No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up.

         11.10. GOVERNMENT AND OTHER REGULATIONS. The obligation of the Company to issue Stock upon exercise of an Option or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register under the 1933 Act, or any state securities act, any of the shares of Stock issued in connection with the Plan. The shares issued in connection with the Plan may in certain circumstances be exempt from registration under the 1933 Act, and the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

         11.11. GOVERNING LAW. To the extent not governed by federal law, the Plan and all Option Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

         11.12. ADDITIONAL PROVISIONS. Each Option Agreement may contain such other terms and conditions as the Committee may determine; provided that such other terms and conditions are not inconsistent with the provisions of this Plan.

         The foregoing is hereby acknowledged as being the National Data Corporation 1997 Stock Option Plan as adopted by the Board of Directors of the Company on August 29, 1997.



                            NATIONAL DATA CORPORATION

                            By:
                               ----------------------------
                            Its:
                               ----------------------------

                                                                     APPENDIX

PROXY
                            NATIONAL DATA CORPORATION
                                ATLANTA, GEORGIA
                         ANNUAL MEETING OF STOCKHOLDERS

         The undersigned stockholder of National Data Corporation (the "Company"), Atlanta, Georgia, hereby constitutes and appoints Robert A. Yellowlees or E. Michael Ingram or either one of them, each with full power of substitution, to vote the number of shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Company's offices at National Data Plaza, Atlanta, Georgia 30329-2010, on Thursday, October 23, 1997, at 11:00 A.M., or at any adjournments thereof (the "Annual Meeting"), upon the proposals described in the Notice of Annual Meeting of Stockholders and Proxy Statement, both dated August 29, 1997, the receipt of which is acknowledged, in the manner specified below. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, are further authorized to vote on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation will be presented at the Annual Meeting, and are further authorized to vote on other matters which may properly come before the Annual Meeting and any adjournments thereof. The Board of Directors recommends a vote FOR Proposals 1 and 2.

1. ELECTION OF DIRECTORS. On the proposal to elect the following slate of directors to serve until the 2000 Annual Meeting of Stockholders of the Company and until their successors are elected and qualified:

                   Edward L. Barlow                   Neil Williams

              For / /            Withhold Authority / /

        To withhold authority for any individual nominee(s), write the name of the nominee(s) in the space provided:


                       ---------------------------------

2. ADOPTION OF THE 1997 STOCK OPTION PLAN. On the proposal to adopt the Company's 1997 Stock Option Plan:

              For / /              Against / /              Abstain / /

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND WITH DISCRETIONARY AUTHORITY ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

         Please sign exactly as your name appears on your stock certificate and date. Where shares are held jointly, each stockholder should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                 Shares Held:
                                              ------------------------------

                                 -------------------------------------------
                                         Signature of Stockholder


                                 -------------------------------------------
                                 Signature of Stockholder (If Held Jointly)

                                 Dated:                               , 1997
                                       -------------------------------
                                             Month      Day

        THIS PROXY IS SOLICITED ON BEHALF OF NATIONAL DATA CORPORATION'S BOARD OF DIRECTORS AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS
                                   EXERCISE.